COO CONSULTING AGREEMENT

AGREEMENT made as of this 4th *day of December, 2012*, between **Dennis Raefield** (hereinafter referred to as "you" or "Consultant"), and ***Viscount Systems, Inc.*** (hereinafter referred to as "we", "us" or the "Company") to provide services set forth on Exhibit A attached hereto and hereby made a part hereof, as well as other similar and appurtenant duties as may be assigned to Consultant while performing said services. Consultant acknowledges that he/she is not authorized to operate equipment owned or controlled by the Company other than basic office equipment (copy machines, overhead projectors and the like) to the extent necessary to perform Consultant's obligations hereunder. Exhibit B attached hereto and hereby made a part hereof describes the applicable policies of this Company, if any. Consultant agrees to comply with such policies in the performance of Consultant's obligations hereunder. In the performance of services under this Agreement, it is our mutual understanding and agreement that you, Dennis Raefield, alone will perform the services contemplated by this Agreement.

Consultant agrees to provide to the Company, in accordance with the procedures set forth in this Agreement; periodic written reports of Consultant's activities in sufficient detail to evidence the nature and scope of the services provided, and to provide work products and related documents such as trip reports indicating persons visited and subjects discussed, minutes of meetings and collateral memoranda and reports.

As full and complete cash compensation for Consultant's services for consultation required by us in accordance with the description in Exhibit A or as otherwise communicated by the Company and for the discharge of all Consultant's obligations hereunder, we shall pay Consultant a fee of US$ 175.00 per hour for 16 hours per week for consulting services, not to exceed a twelve (12) month term without prior approval and/or extension. Consultant will invoice Company every two weeks for services rendered. Payment shall be made within 10 days after receipt of your invoice satisfactory to the Company covering services rendered hereunder. In addition, we shall reimburse Consultant for specific out-of-pocket expenses reasonably and necessarily incurred by you in connection with any trip made at our request (see Exhibit C; Reimbursable Expenses). Reimbursement shall be made by payment within 10 days after receipt of your invoice to us. All invoices submitted for payment shall be in the name of the Consultant. Any disbursements paid to third parties by the Consultant shall be authorized in advance in writing by this Company and an itemized bill submitted to this Company for payment.

It is estimated that Consultant will spend and invoice 16 hours per normal week, with occasional extra hours for sales trips or convention duties. If projects shall require additional hours than this estimate, Consultant shall discuss with CEO additional hours required and obtain approval before commencing extra work.

ADDITIONAL NON-CASH COMPENSATION

In addition to cash compensation, Viscount, having received Board approval, will immediately issue to Consultant, 750,000 warrants for purchase of the common stock of Viscount Systems Inc. (OTC: VSYS) at a strike price of $.065 per share. These warrants shall have a term of 5 years, exercisable at any time by the Consultant. At the termination of five years from issue date, these warrants shall expire and no further value.

You hereby represent to the Company that: (a) no part of any fee paid under this Agreement, or any other sums, will be directly or indirectly paid to or for the benefit of any employee, agent or representative of any governmental or commercial customer for any illegal or improper purpose; (b) all information and data disclosed to the Company will be information and data that may be freely and properly disclosed, and such disclosures are not in violation of any law, regulation or the rights of others; and (c) this Agreement and your performance hereunder do not violate the laws or regulations of the United States, any state thereof, or any other country in which you are performing services hereunder, including, without limitation, laws and regulations pertaining to gratuities, conflicts of interest, post-Government employment, or the disclosure of source selection or proprietary information.

In the performance of all services hereunder Consultant: (a) shall be deemed to be and shall be an independent contractor and as such shall not be entitled to any benefits applicable to employees of this Company; (b) shall not exercise any authority to act for or on behalf of the Company; (c) shall exercise your own judgment as to all aspects of the services to be performed, including but not limited to the manner and means of achieving the results requested of you; (d) shall comply with all applicable laws and regulations; (e) shall have sole responsibility for the payment of all applicable governmental taxes including Federal, State and Local income taxes and for all employment and disability insurance, Social Security and other similar taxes. By reason of your independent contractor status, the Company is not required to and will not withhold federal, state or local income or any other tax from any payment to Consultant under this Agreement and may file information returns with the United States Internal Revenue Service or similar state or local agencies regarding such payment under conditions imposed by applicable laws or regulations.

We hereby state that we do not desire to acquire from Consultant any secret or confidential know-how or information which Consultant may have acquired from others. Accordingly, Consultant represents and warrants that Consultant is free to divulge to this Company, without any obligation to or violation of any right of others, any and all information, practices or techniques which Consultant will describe, demonstrate, divulge or in any other manner make known to this Company during its performance of services hereunder. Consultant hereby grants to the Company the perpetual right to duplicate and distribute (internally and externally) any materials provided to the Company in connection with this engagement and to make derivative works there from. Consultant shall exonerate, indemnify and hold harmless this Company from and against any and all liability, loss, cost, expense, damage, claims or demand for actual or alleged violation of the rights of others in any patent, copyright, trade secret, know-how or other confidential information or intellectual property right by reason of this Company's receipt or use of the services or information described above, or otherwise in connection therewith.

CONFIDENTIALITY OF INFORMATION:

Consultant shall hold in confidence, not use, except for benefit of the Company, and not disclose to anyone, except to your employees as may be necessary in the regular course of your duties hereunder (provided such employees are bound by a confidentiality agreement of similar scope to this section), without prior written authorization by the Company, (i) any and all proprietary information of the Company or (ii) proprietary information of a third party of which the Company has an obligation to maintain in confidence which may be received by you, or created by you while performing services hereunder for the Company. For purposes of this Agreement, "proprietary information" means information which is not generally known in the industry in which the Company is engaged, which may be disclosed to Consultant or which Consultant may learn, observe, discover or otherwise acquire during, or as a result of Consultant's consulting arrangement with the Company, and which includes, without limitation any information, whether patentable, patented or not, relating to any existing or contemplated products, inventions, services, technology, concepts, designs, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information methods, and techniques, and including information, relating to any research, development, manufacture, purchasing engineering, know-how, business plans, sales or marketing methods, methods of doing business, customer lists, customer usages or requirements, or supplier information, which is owned or licensed by the Company or held by the Company in confidence.

During the period of this Agreement, Consultant shall not, without our prior written consent, enter the employ of, or perform, the same or similar services for, any of our competitors, or any other person or firm, or organization relating to products, processes, equipment or R&D projects which may be the subject of this Agreement. Company acknowledges that Consultant may engage in other consulting activities with other clients intermixed with work demands of the Company, and Consultant agrees to perform to the best of his ability to manage conflicts of time and location needs between clients.

Consultant recognizes that all records and copies of records relating to our operations, investigations and business made or received by Consultant during the period of this Agreement are and shall be our property exclusively, and Consultant shall keep the same at all times in Consultant's custody and subject to Consultant's control, and shall surrender the same at the termination of this Agreement if not before. Company agrees that Consultant may keep copies of work performed for Consultant's own record, but may not copy or reproduce such work for other uses.

CROSS INDEMNIFICATION:

Consultant shall exonerate, indemnify, defend with counsel of Company's choice, and hold harmless the Company, its affiliates, directors, officers and employees, from and against any and all liability, loss, cost, expense, damage, claims or demands, including reasonable attorneys' fees, incurred by or demanded from the Company, directly or indirectly arising out of, or resulting in any manner from, or occurring in connection with, your performance of services hereunder, including, but not limited to, that on account of injuries (including death)

to, or damage to property of, Consultant or any third party. The foregoing indemnities shall also apply to our subsidiaries and affiliates.

Company shall exonerate, indemnify, defend with counsel of Consultant's choice, and hold harmless the Consultant, its affiliates, directors, officers and employees, from and against any and all liability, loss, cost, expense, damage, claims or demands, including reasonable attorneys' fees, incurred by or demanded from the Consultant, directly or indirectly arising out of, or resulting in any manner from, or occurring in connection with, your performance of services hereunder, including, but not limited to, that on account of injuries (including death) to, or damage to property of, Company, its employees or any third party. The foregoing indemnities shall also apply to our subsidiaries and affiliates.

ASSIGNMENT:

Consultant shall not assign this Agreement or any part thereof without our prior written consent, and any such purported assignment shall be void. The warrant provision of this agreement shall inure to the heirs of Consultant upon his death, should his death occur within the warrant term. This Agreement shall be binding on the Company's legal representatives, successors, and permitted assigns, and to Consultant's heirs, executors, legal representatives, successors and permitted assigns and shall inure to the benefit of the respective parties.

CONFIDENTIALITY OF AGREEMENT:

Consultant shall not use the name of the Company in publicity releases, promotional materials, announcements, customer listings, testimonials or advertising without securing the prior written approval of the Company. Consultant understands that the terms and conditions of this Agreement and the services to be performed hereunder (including any reports, analyses, working papers or other materials prepared by Consultant in the course of providing the services which are the subject of this Agreement) shall be treated as confidential information and shall not be disclosed to third parties or to the public without prior written approval of the Company. Consultant also acknowledges that you have been advised that the Company has a policy allowing it to disclose publicly any agreement entered into by it which provides among other things for services of others in connection with the promotion or sale of any products or services of the Company. You hereby agree that the Company may, without further notice or obligation to you, publicly disclose this Agreement at any time or from time to time as the Company in its sole discretion deems necessary or appropriate.

NOTICE

Every notice hereunder shall be in writing and personally delivered (including by overnight courier), faxed (followed by confirmation copy by first class mail) or mailed, first class, registered or certified United States mail, return receipt requested, proper postage prepaid, as follows:

If to the Company:

Company: Viscount Systems, Inc.
Contact: Stephen Pineau, CEO

Address: 4585 Tillicum Street

Burnaby, British Columbia A1 V5J 5K9

Canada

If to Consultant:

Name: Dennis Raefield
SSN 547-66-3557
Address: 690 Terry Lane
Danville, CA 94526
USA

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

TERMINATION:

Notwithstanding anything herein to the contrary, either party may terminate this Agreement at any time with 30 days written notice, except for the warrant provisions. Company agrees to pay Consultant for services performed and at least 16 hours per week up to the effective date of termination, at the agreed upon rates. In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

The waiver by either party of any nonperformance or breach by the other party of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by either party in enforcing or exercising any right hereunder and no partial or single exercise thereof shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California, excluding any such laws which may direct the application of the laws of any other jurisdiction.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties hereto.

DISPUTE RESOLUTION:

(a) Any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby, or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this Agreement to arbitrate ("Dispute"), shall be determined by arbitration in California, before a sole arbitrator, in accordance with the laws of the State of California. The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Arbitration Rules. (b) The arbitrator shall not be an officer,

employee, director, or affiliate of any party hereto or of its affiliates. If the parties are unable to agree on an arbitrator within 30 days of the filing of the demand for arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA. (c) Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy. (d) The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the Award, allocate all of the administrative costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and mediator, against the party who did not prevail. (e) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the Award may be entered in any court having jurisdiction. (f) Upon the request of any party, mediation shall be conducted prior to the arbitration pursuant to the Mediation Rules of the AAA.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Viscount Systems, Inc.

Title: CEO

Name: Stephen Pineau By: ____________

Date: Dec. 12'12

Dennis Raefield: By: ____________

Date: Dec. 12/2012

EXHIBIT A

DESCRIPTION OF SERVICES TO BE PROVIDED:

1) Become the contract Chief Operating Officer (COO) of the Company, reporting to the CEO, and managing other employees of the Company as defined below.
2) Become the Chief Sales Officer of the Company, managing all sales staff, inside and outside, any business development staff, and any consultants contracted to assist with sales and business development.
3) Manage any newly hired Tech Support Manager and staff (solely dedicated to Tech Support, Training, or Quality Assurance). Work with existing R&D staff assigned to handle tech support, training and /or quality assurance until dedicated staff is hired. Develop Tech Support guidelines, policies, and procedures.
4) Manage the new General Manager of the Intercom Division, Bob Hudson, to direct his sales efforts to rebuild the intercom division and focus his efforts away from enterprise/government efforts.
5) Using recruiters, existing contacts, and other resources, locate and hire additional sales staff that can drive the business. Recruiter costs shall be paid by the Company. Company shall approve use of and fees paid to any Recruiter.

6) Completely revamp and develop from scratch a new comprehensive sales compensation plan, to be implemented ASAP, to reduce base salaries and convert all players to success based compensation. This would include sales staff, inside staff, and manufacturer's reps. Develop written compensation plans and distribute for signature after approval by the CEO.
7) Write a sales policy manual covering payment of commissions, commission splits, forfeiture of commissions upon termination or gross mis-bidding, etc.
8) Write an employee travel and expense policy, to avoid the high costs of employees choosing their favorite airlines, overspending to entertain clients, etc.
9) Develop a sales pipeline tracking system, such as Salesforce.com, and implement a quotation system. This will give the CEO some advance notice of increasing or decreasing activity, allow the Company to track performance, and advise operations of impending surges in product demand. This will also allow for weekly sales meetings with measurable results. This will be a simple database system, requiring input and update from all sales people.
10) Create a 6 month and long term sales plan with quarterly updates, which can be delivered to Board members and interested shareholders and show you are managing the business.
11) Work with CFO to develop a updated chart of accounts and standard reporting method to satisfy investors and the Board in report formats expected from the public markets.
12) Act as the Recording Secretary at all Board meetings and distribute Board minutes for review and approvals. Maintain the Corporate Board Minutes Book. Consultant will be allowed to charge hours as needed for formalizing any prior Board meeting minutes before the 11-28-12 Board meeting to have a complete Minute Book.
13) Travel to Viscount's offices, trade shows, and key sales meetings as needed.

Viscount and the CEO commit to the following:

1) Consultant would be named COO and CSO, since you already have VP's and EVP's in place. The entire staff needs to know that Consultant is the new boss and leader, and will have the power to hire and fire. In actuality, Consultant would not do that without CEO approval, but we must transfer power to root out the issues. CEO would need to support Consultant from those that would "go around" Consultant to complain.
2) CEO commits to enough time with COO to get the job done.
3) CEO agrees to transfer the entire inside, outside, BD staff and outside sales/BD consultants to Consultant. CEO will not allow anyone in sales to remain with reporting to CEO.
4) CEO will retain all Finance, R&D, Marketing, and Product Development responsibilities. COO will assist CEO in these areas as requested.

EXHIBIT B

CONSULTING POLICY

The following portions of our Consultants Policy are provided to guide Consultant in Consultant's consulting relationship with the Company:

- Each Consultant shall be advised of the applicable policies of the Company by the Company employee initiating the consulting assignment.

- The terms and conditions regarding Company's relationship with the Consultant shall be set forth clearly and completely in this "Consulting Agreement."
- No binding commitment shall be made to the Consultant until the "Consulting Agreement" has been approved and executed by the Company, and signed by the Consultant.
- Fees paid to the Consultant shall be for his or her individual services. All invoices submitted for payment shall be in the name of the individual or firm that is party to the Agreement. Any disbursements paid to third parties by the Consultant shall be authorized in advance by the Corporation (except for routine items such as telephone, travel, reproduction costs, etc.) and/or itemized and billed separately to the Company.
- The performance of the Consultant will be reviewed periodically to ensure that the provisions of the Agreement are being fulfilled and that the activities undertaken in the course of the assignment are consistent with our policy.
- Consulting Agreements should have a term of one year or less. If the assignment must extend beyond one year, a new "Consulting Agreement" should be executed.

EXHIBIT C

Typical Reimbursable Expenses:

Coach Travel on domestic flights

Business Travel on International flights

Mid-priced hotel rooms

Reasonable meals with customers as requested by Company

Reasonable meal costs when traveling alone

Laundry only when away from home for over 5 days on Company business

Telephone (cell and land), fax, regular and express mail costs

Packaging & shipping costs

Office supplies as needed for reports, presentations

High Speed Internet line costs (home or hotel)

Car rental, parking, shuttles, or sedan cars to/from airports and to/from customers/offices

Consultant agrees to cover the following expenses:

Personal meals while at home or home office
Local Phone/fax lines at home or home office
Movies & Room Service at hotels
Airline upgrade coupons